QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.4

        PURCHASE AGREEMENT dated as of May 6, 2011 (this "Agreement") by and between ValueAct Capital Master Fund, L.P. (the "Seller") and 0909657 B.C. Ltd. (the "Company").

        WHEREAS, the Company desires to purchase from the Seller, and the Seller desires to sell to the Company, an aggregate number described in Section 1.1 below of common shares, no par value per share, of Valeant Pharmaceuticals International, Inc. (the "Parent") (the "Common Shares," and such number of Common Shares, the "Purchased Securities") in accordance with the terms of this Agreement;

        NOW, THEREFORE, in consideration of the premises and mutual benefits representations, warranties, conditions, covenants and agreements contained herein, the parties hereto hereby agree as set forth below.

ARTICLE I

PURCHASE AND SALE OF THE PURCHASED SECURITIES

1.1       Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller shall sell, convey, assign and deliver to the Company, and the Company shall purchase from the Seller, the Purchased Securities and any and all rights and benefits incident to the ownership thereof, at the per share amount equal to the Purchase Price (as defined below). The number of shares of the Purchased Securities shall be determined by dividing (a) US$224,909,000 (the "Gross Amount") by (b) the per share price equal to closing price of the Common Shares on the New York Stock Exchange on May 6, 2011 (the "Purchase Price"), rounded down to the next whole number of shares.

1.2       The date and time of the closing (the "Closing") for the purchase and sale of the Purchased Securities shall be 8:30 a.m., New York City time, on May 13, 2011, (or such other time or date as the parties may agree) (the "Closing Date") after notification of satisfaction or waiver of the conditions to the closing set forth in Section 1.2(1) below. All actions taken at the Closing shall be deemed to have occurred simultaneously.

1.2(1)  The obligation of the Seller hereunder to sell the Purchased Securities to the Company on the Closing Date and the obligation of the Company to purchase the Purchased Securities on the Closing Date is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (provided, that these conditions are for each affected party's sole benefit and may be waived by such party at any time in its sole discretion by providing the other party with prior written notice thereof): (a) the representations and warranties of each person shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specified date); (b) contemporaneously with the Closing, the Company shall have delivered the Purchase Price for the Purchased Securities to the Seller by wire transfer of immediately available funds pursuant to the written wire instructions set forth in Schedule A hereto; (c) at the Closing Date, neither the Company nor the Parent shall be subject to any effective temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and no U.S. or Canadian governmental body shall have commenced any action or proceeding seeking such an order, injunction, restraint or prohibition; and (d) contemporaneously with the Closing, the Seller shall have caused the Purchased Securities to be delivered to the Company by electronic delivery in accordance with the instructions mutually agreed between the parties.

1.3       Seller agrees to pay the Company a one-time amount equal to US$50,000 for reimbursement of certain estimated costs and expenses incurred by the Company related to this transaction. Seller further agrees that such amount may be netted from the Gross Amount payable at the Closing. Seller and the Company agree that, once the actual expenses are determined, additional amounts may be owed by either party to the other for expenses to reflect the Company's or Parent's actual expenses incurred.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1       Organization and Existence; Authority; Noncontravention; Information.

            (A)      The Seller represents and warrants to the Company, and the Company (with respect to each of itself and the Parent) represents and warrants to the Seller, as of the date hereof and as of the Closing that: such person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement, including, without limitation, the full power and authority to purchase or sell and transfer, as applicable, such Purchased Securities; this Agreement has been duly executed and delivered on behalf of such person, and this Agreement constitutes the valid and legally binding obligation of such person enforceable against such person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies; the execution, delivery and performance by such person of this Agreement and the consummation by such person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. or Canadian federal, provincial or state securities laws) applicable to such person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such person to perform its obligations hereunder.

            (B)      The Seller and the Company each acknowledges that (i) the other party to this Agreement may possess material, non-public information relating to the Parent and its condition (financial and otherwise), results of operations, businesses, properties, securities, plans and prospects, including information that may constitute a material change or a material fact, as such expressions are defined in the Securities Act (Ontario) (collectively, the "Information"); (ii) such person is aware of and understands the Information; (iii) such person is sophisticated with considerable knowledge and experience in financial and business matters and investments in securities such as the Purchased Securities such that it is fully capable of independently evaluating the merits and risks of owning, purchasing or selling the Purchased Securities and of protecting its own interests in connection with the matters covered by this Agreement; (iv) such person is relying on the provisions of this Agreement and would not consummate the transactions contemplated hereby in the absence of this Agreement; and (iv) each party shall be responsible for payment of their own taxes (including any penalties, interest and other amounts payable thereon for which the party is responsible) relating to the transactions contemplated by this Agreement and with respect to which such party is the primary obligor of such portion of such taxes and/or any penalties, interest and other amounts payable thereon. With full recognition of the foregoing and relying solely upon the advice of its own financial, legal and tax advisors as it deems appropriate, the Seller and the Company each wish to consummate the transactions contemplated by this Agreement on the terms set forth herein.

2.2       Title to Purchased Securities.

        The Seller represents and warrants to the Company that it has good and valid title to the Purchased Securities free and clear of lien, mortgage, security interest, pledge, charge or encumbrance of any kind ("Liens"). Delivery of the Purchased Securities to the Company will pass to the Company good and valid title to the Purchased Securities, free and clear of Liens other than those of the Company or under securities laws.

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1       Governing Law; Jurisdiction; Jury Trial.

        All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

3.2       Severability.

        If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

3.3       General.

        This Agreement supersedes all other prior oral or written agreements among the Company and the Seller, its affiliates and persons acting on its behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Seller nor the Company makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Seller and the Company. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Seller nor the Company shall assign this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Each party shall use its reasonable best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3.4       Termination.

        In the event that the Closing shall not have occurred on or before May 20, 2011 due to the Seller's or the Company's failure to satisfy the conditions set forth herein (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option by written notice to the breaching party to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

[The remainder of the page is intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date first written above.

SELLER:
VALUEACT CAPITAL MASTER FUND, L.P.
BY:	VA PARTNERS I, LLC, its General Partner
	By:	/s/ GEORGE F. HAMEL, JR. Name: George F. Hamel, Jr. Title: Chief Operating Officer
COMPANY
0909657 B.C. LTD.
By:	/s/ SEANA CARSON Name: Seana Carson Title: Director

QuickLinks

Exhibit 2.4